Exhibit 5.1

[LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

January 28, 2008

HCP, Inc.

3760 Kilroy Airport Way

Suite 300

Long Beach, California  90806

Re:                               HCP, Inc., a Maryland corporation (the “Company”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of Four Million Two Hundred Forty-Six Thousand Eight Hundred Fifty-Seven (4,246,857) shares (the “Shares”) of common stock of the Company, par value one dollar ($1.00) per share (“Common Stock”), to be issued to one or more holders (the “Selling Unit Holders”) of units representing non-managing membership interests (the “Units”) in HCP DR MCD, LLC, a Delaware limited liability company (the “LLC”), upon exchange of such Units, under the Securities Act of 1933, as amended (the “Act”), by the Company on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on or about January 28, 2008 (the “Registration Statement”).  You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)                                     the corporate charter of the Company (the “Charter”), consisting of Articles of Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on September 10, 2007;

(ii)                                  the Fourth Amended and Restated Bylaws of the Company, dated as of September 20, 2006, as amended by Amendment No. 1 to the Fourth Amended and Restated Bylaws of the Company, dated as of October 25, 2007 (collectively, the “Bylaws”);

(iii)                               the Minutes of the Organizational Action of the Board of Directors of the Company, dated March 21, 1985 (the “Organizational Minutes”);

(iv)                              resolutions adopted by the Board of Directors of the Company on or as of October 25, 2007 (the “Directors’ Resolutions”);

(v)                                 the Amended and Restated Limited Liability Company Agreement of HCP DR MCD, LLC, dated as of February 9, 2007 (the “LLC Agreement”);

(vi)                              a certificate of Edward J. Henning, the Executive Vice President, General Counsel and Corporate Secretary of the Company, of even date herewith (the “Officer’s Certificate”), to the effect that, among other things, the Charter, the Bylaws, the Organizational Minutes, the Directors’ Resolutions and the LLC Agreement are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officer’s Certificate;

(vii)                           the Registration Statement and the related form of prospectus included therein, in substantially the form filed or to be filed with the Commission pursuant to the Act;

(viii)                        a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland; and

(ix)                                such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)                                  each person executing any instrument, document or agreement on behalf of any party (other than the Company) is duly authorized to do so;

(b)                                 each natural person executing any instrument, document or agreement is legally competent to do so;

(c)                                  any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)                                 upon the issuance of the Shares subsequent to the date hereof, the total number of shares of Common Stock of the Company issued and outstanding on the date subsequent to the date hereof on which the Shares are issued will not exceed the total number of shares of Common Stock that the Company is authorized to issue under the Charter;

(e)                                  none of the Shares will be issued or transferred in violation of the provisions of Article V of the Charter relating to restrictions on ownership and transfer of stock or the provisions of Article V of the Charter relating to business combinations; and

(f)                                    none of the Shares will be issued and sold to an Interested Stockholder of the Company or an Affiliate thereof, all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “MGCL”), in violation of Section 3-602 of the MGCL.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.                                       The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.                                       The Shares have been duly reserved and authorized for issuance by all necessary corporate action on the part of the Company, and if, as and when such Shares are issued and delivered by the Company to the Selling Unit Holders in exchange for Units of the LLC, upon and subject to the terms and conditions set forth in the LLC Agreement and the Directors’ Resolutions, such Shares will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention.  We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares.  We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters”.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ BALLARD SPAHR ANDREWS &
INGERSOLL, LLP